Exhibit 23.1

INDEPENDENT AUDITORS CONSENT

We consent to the incorporation by refrence in Registration Statement Nos. 33-44785, 33-24970 and 33-70686 of Akorn, Inc. on Form S-8 of our report dated September 1, 1995 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for income taxes in 1994 and the Company's change in its method of accounting for certain investments in debt and equity securities in 1995), appearing in this Annual Report on Form 10-KSB of Akorn, Inc. for the year ended June 30, 1995.



/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

New Orleans, Louisiana
September 22, 1995